Exhibit 23.2

Consent Of Crowe Chizek and Company LLC, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The First of Long Island Corporation of our report dated January 27, 2006 with respect to the consolidated financial statements of The First of Long Island Corporation and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which report appears in the Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Livingston, New Jersey

May 15, 2006